Exhibit 99.1

Bruker BioSciences Reports Strong Revenue and Net Income Growth in the Second Quarter of 2007

BILLERICA, Mass., July 31, 2007 (BUSINESS WIRE)  —  Bruker BioSciences Corporation (NASDAQ: BRKR) today reported financial results for the three and six months ended June 30, 2007.

For the second quarter of 2007, revenue increased by 21% to $121.7 million, compared to revenue of $100.5 million in the second quarter of 2006.  Excluding the effects of foreign currency translation, second quarter 2007 revenue increased by 17% year-over-year.  Net income in the second quarter of 2007 was $5.0 million, or $0.05 per diluted share, compared to net income of $2.5 million, or $0.02 per diluted share, in the second quarter of 2006.

For the six months ended June 30, 2007, revenue increased by 19% to $232.2 million, compared to revenue of $195.3 million during the six months ended June 30, 2006.  Excluding the effects of foreign currency translation, revenue for the six months ended June 30, 2007 increased by 14% year-over-year.  Net income during the six months ended June 30, 2007 was $8.8 million, or $0.08 per diluted share, compared to net income of $5.8 million, or $0.06 per diluted share, during the six months ended June 30, 2006.

“The combination of our innovative products and solutions and favorable market dynamics enabled us to deliver solid increases in revenue and net income,” said Frank Laukien, President and Chief Executive Officer, when commenting on the quarter.  “We are very pleased with our second quarter 2007 year-over-year currency-adjusted revenue growth rate of 17%, which included an accelerating organic growth rate of 12% year-over-year.  Moreover, new product introductions from both our core businesses and recent acquisitions have further strengthened our position as a leader in high-performance life-science and analytical systems, and have contributed to our very healthy backlog, which positions us well for the second half of 2007.”

EARNINGS CONFERENCE CALL

Bruker BioSciences will host an operator-assisted earnings conference call at 9 a.m. Eastern Time on Tuesday, July 31, 2007.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 72671589.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc.  Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis and spark-OES tools.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of chemical, biological, radiological and nuclear (CBRN) detection products for homeland security.  Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to our reorganization strategies, risks related to the integration of businesses we have acquired or may acquire in the future,  technological approaches, product development, market acceptance, cost and pricing of our products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2006, our most recent quarterly reports on Form 10-Q and  our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Condensed consolidated statements of operations and balance sheets follow for Bruker BioSciences Corporation.

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Product revenue	$106,646	$88,335	$202,008	$172,176
Service revenue	14,959	11,899	29,950	22,270
Other revenue	78	249	232	893
Total revenue	121,683	100,483	232,190	195,339

Cost of product revenue	58,790	48,042	106,601	92,755
Cost of service revenue	9,862	6,218	19,930	12,605
Total cost of revenue	68,652	54,260	126,531	105,360
Gross profit margin	53,031	46,223	105,659	89,979

Operating Expenses:
Sales and marketing	24,088	20,900	47,852	39,732
General and administrative	7,988	6,473	15,480	13,080
Research and development	13,926	12,284	27,539	24,559
Acquisition related charges	—	3,692	—	4,868
Total operating expenses	46,002	43,349	90,871	82,239

Operating income	7,029	2,874	14,788	7,740

Interest and other income (expense), net	319	2,332	(206)	4,013
Income before income tax provision and minority interest in consolidated subsidiaries	7,348	5,206	14,582	11,753
Income tax provision	2,323	2,623	5,590	5,863

Income before minority interest in consolidated subsidiaries	5,025	2,583	8,992	5,890
Minority interest in consolidated subsidiaries	60	45	146	93
Net income	$4,965	$2,538	$8,846	$5,797

Net income per share:
Basic	$0.05	$0.03	$0.09	$0.06
Diluted	$0.05	$0.02	$0.08	$0.06

Weighted average shares outstanding:
Basic	104,183	101,456	103,505	101,430
Diluted	106,798	101,869	106,186	101,779

Bruker BioSciences Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
ASSETS

Current assets:
Cash and short-term investments	$41,933	$52,147
Accounts receivable, net	72,171	79,604
Due from affiliated companies	2,666	9,028
Inventories	169,895	134,504
Other current assets	24,995	19,461
Total current assets	311,660	294,744

Property and equipment, net	95,035	90,349
Intangible and other assets	53,791	48,094

Total assets	$460,486	$433,187

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$10,660	$21,857
Accounts payable	27,597	23,102
Due to affiliated companies	5,773	5,901
Other current liabilities	140,992	144,268
Total current liabilities	185,022	195,128

Long-term debt	22,299	22,863
Other long-term liabilities	31,130	23,491
Minority interest in subsidiaries	385	239

Total shareholders' equity	221,650	191,466

Total liabilities and shareholders' equity	$460,486	$433,187

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411 Email: Michael.Willett@Bruker.com